SEPARATION AGREEMENT AND FULL RELEASE

    This Separation Agreement and Full Release (the "Agreement"), dated as of March 7, 2013 is by and between Rachel M. Ridley ----(“Employee”), on the one hand, and Altisource Asset Management Corporation (“AAMC” and, together with Altisource Residential Corporation and any of their parent companies, subsidiaries and affiliates, both past and present, the “Company”), on the other.
In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.The parties agree that Employee's employment with AAMC ended effective March 4, 2013 and that Employee has received all salary, incentive compensation and compensation for unused eligible Paid Time-Off through March 4, 2013 that she is entitled to.
2.Except for amounts set forth in paragraph 6 below and base salary owed, if any, for time worked through March 4, 2013, Employee acknowledges that she has been paid full consideration therefore or waives any right thereto and that she is entitled to no further compensation of any sort whatsoever.
3.Employee acknowledges (i) that she was provided twenty-one (21) days to consider the terms of this Agreement (“the Revocation Period”), (ii) that she had the opportunity to discuss the terms of this Agreement with an attorney and other professional advisors unrelated to the Company prior to signing this Agreement, and (iii) that she is entering into this Agreement freely, knowingly and voluntarily with a full understanding of its terms.
4.Employee acknowledges that she will have seven (7) days following her execution of this Agreement to revoke this Agreement by notifying AAMC in writing. Otherwise, this Agreement will become enforceable and effective seven (7) days following the date of execution of this Agreement by Employee.
5.Employee agrees that:

(i)
She will cooperate fully with the transition of her responsibilities in a professional manner, including (a) executing any resignations, resolutions or similar documents provided by the Company on or before March 22, 2013 in relation to any official position held for any entity of the Company, (b) providing a transition memorandum with any changes requested by the Company (if applicable) on or before March 8, 2013 and (c) returning all Company property, including all documents (soft and hard copies) belonging to the Company (as further detailed in paragraph 8 below); and

(ii)	She will not disparage the Company or any of its managers, directors or employees in any way.
6.    Upon the execution of this Agreement by both parties and contingent upon AAMC's receipt of the executed Agreement, the expiration of the Revocation Period and Employee's completion of the items specified in paragraph 5(i) of the present Agreement, AAMC agrees to:

(i) Pay Employee the sum of Seventy Thousand United States Dollars ($70,000), less applicable withholding taxes.
(ii) Pay standard relocation costs to relocate Employee to Perry Hall, Maryland (or other location in the continental United States decided by Employee), including shipment of household goods, personal effects, two (2) vehicles and pets as well as travel costs associated with relocating Employee and her family (subject to Company travel policies) for a total relocation amount not to exceed Twenty-Five Thousand United States Dollars ($25,000).
7.    In consideration of AAMC's promises, and the consideration set forth in paragraph 6 above, Employee agrees to and hereby (i) waives any and all rights to salary, incentive compensation, equity compensation and unused Paid-Time-Off and other benefits, whether earned or unearned, and whether due or to become due, from the Company, and (ii) fully and forever releases and discharges from liability, and covenants not to sue, the Company and its officers, directors, managers, employees, counsel and agents and representatives of any sort, both present and former, for any and all claims, damages, actions and causes of action, in law or in equity, of every nature which Employee may ever have had, or now has or may in the future claim to have, which are known or may subsequently be discovered by Employee arising out of, in connection with or related to Employee's employment with AAMC and/or separation from employment with AAMC, including but not limited to claims arising from contracts, agreements and promises, written and oral; any and all claims of discrimination on account of sex, race, age, disability, handicap, national origin, religion, veteran status, marital status or sexual orientation and claims or causes of action based upon any equal employment opportunity laws, ordinances, regulations or orders, including but not limited to Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1981, the Age Discrimination in Employment Act, Executive Order 11246, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Employee Retirement Security Act and any other applicable federal, state or local antidiscrimination statutes whether under United States or United States Virgin Islands (“USVI”) law, including, but not limited to USVI's laws regarding discrimination in employment and U.S. Virgin Islands Civil Rights Act; claims for any alleged violation of any benefits due under any Economic Development Commission certificate issued to AAMC; U.S. Virgin Islands Whistleblowers Protection Act; claims for wrongful termination actions of any type, including but not limited to the Virgin Islands Wrongful Discharge Act; breach of express or implied covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; intentional or negligent failure to supervise, train, hire or dismiss; and claims for fraud, misrepresentation, libel, slander or invasion of privacy or any other tort. Employee agrees that she will not file any claim or join in any claim as an individual or as a member of a class in any federal, state or local court or agency in regards to claims of herself or others relating to her employment with AAMC or her knowledge gained during the course of employment.
8.    In consideration of the AAMC's promises and the consideration set forth in paragraph 6 above, Employee further agrees that she will make herself available to the Company at no cost and upon reasonable notice during reasonable business hours to respond to inquiries of the Company for a period of six (6) months from the date of this Agreement. Employee further agrees and covenants that Employee has not and will not remove from the Company premises any item belonging to the Company, including office equipment, files, business records or correspondence, customer lists, computer data and proprietary or confidential information ("Confidential Information"). Employee agrees to account for and return to the Company all property (including but not limited to laptop, documents and disks, equipment, keys and passes belonging to it, which is or has been in her possession or under her control) at the latest on March 8, 2013. Documents and disks shall include but not be limited to correspondence, files, emails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, floppy disks, manuals, customer documentation or any other medium for storing information. Employee agrees that she has not and will not disclose or use any Confidential Information and/or trade secrets of the Company. Employee agrees to keep all such Confidential Information confidential and not disclose or use the Confidential Information for any purpose, or divulge or disclose that Confidential Information to any person. In addition, Employee reaffirms her obligations pursuant to the Employee Intellectual Property Agreement signed by her. Any breach, even minimal, of these obligations may constitute a serious offence, which may trigger a claim that may be exercised on the basis of civil and/or criminal law.
9.    Employee acknowledges that during her time of employment she has and will be provided access to Confidential Information and the Company's clients, customers, employees and others with whom the Company has formed valuable business arrangements. Employee agrees that she will not, for a period of one (1) year following the date of her execution of this Agreement:

(i)
Take any action that would interfere with, diminish or impair the valuable relationships that the Company has with its clients, employees, customers and others with which the Company has business relationships or to which services are rendered;

(ii)
Recruit or otherwise solicit for employment or induce to terminate the Company's employment of or consultancy with, any person (natural or otherwise) who is or becomes an employee or consultant of the Company or hire any such employee or consultant who has left the employ of the Company within one (1) year after the termination or expiration of such employee's or consultant's employment with the Company, as the case may be;

(iii)	Directly, or indirectly by assisting others, solicit or attempt to solicit any business from any of the Company's present customers, or actively sought prospective customers, with whom Employee had material contact for purposes of providing products or services that are competitive with those provided by the Company: provided that "material contact" is agreed to exist between Employee and each customer or potential customer: (i) with whom Employee dealt; (ii) whose dealings with the Company were coordinated or supervised by Employee; or (iii) about whom Employee obtained Confidential Information in the ordinary course of business as a result of her association with Company; or

(iv)	Assist others engaging in any of the foregoing.
10.     Employee shall not, either directly or indirectly, disclose, discuss or communicate to any entity or person, except her attorney and/or her immediate family, any information whatsoever regarding the existence or the terms of this Agreement, its nature or scope or the negotiations leading to it, unless she is compelled to disclose such information pursuant to legal process, and only then after reasonable notice to the Company. Employee shall not disclose, communicate, make public or publicize in any manner any problems she perceives she may have had with the Company, its officers, employees (past or present) or businesses or any information or statements which might tend to impugn, disparage, defame, discredit or detract from the Company, its officers, employees (past or present) or businesses. Employee shall be responsible for assuring that her attorney or her family complies with the nondisclosure commitments of this paragraph. A breach by Employee's attorney or her family will be considered a breach by Employee.
11.     In consideration for the payment set forth in paragraph 5 above, Employee further agrees to fully cooperate with the Company and, upon reasonable notice, furnish any such information and assistance to the Company, at the Company's expense, as may be required by the Company in connection with the Company's defense or pursuit of any litigation, administrative action or investigation in which the Company is or hereafter becomes a party.
12.     Employee affirms that she does not know and has no reason to know of any agreements, promises, representations, express or implied, oral or written, nor has she been offered any inducements on the behalf of the Company that are not expressly included in any contracts executed by the Company.
13.     Violation of any provision of this Agreement by Employee will entitle the Company, in addition to and not in limitation of any and all other remedies available to the Company at law or in equity, to reimbursement of all monies paid pursuant to paragraph 6 of this Agreement. Violation of any provision of this Agreement by others who have learned the information from Employee will subject Employee to an action for breach of this Agreement.
14.      Employee expressly agrees never to knowingly seek reemployment or reinstatement with the Company or successor of the Company, and expressly forever releases and discharges the Company and successors from any obligations to employ her in any capacity. Employee further agrees that if she does seek employment with any such entity, this Agreement shall constitute just and proper cause to deny Employee such employment or, if such employment occurs in the future, to immediately terminate such employment.

Notwithstanding the foregoing, the Company agrees that nothing in this Agreement shall prohibit Employee, or any entity with which Employee may be affiliated, from offering or providing professional services as an independent contractor to the Company for compensation.
15.    Any dispute with respect to this Agreement or Employee's employment with the Company shall be decided in the state or federal courts located in the USVI. The parties hereby consent and agree to the exclusive jurisdiction of the courts of the USVI, as well as to the jurisdiction of all courts from which an appeal may be taken from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of this Agreement or relating to Employee's employment. The parties further expressly waive any and all objections it may have as to venue in any of such courts.
16.      The parties knowingly and voluntarily waive any right which either or both of them shall have to receive a trial by jury with respect to any claims, controversies or disputes which arise out of or relate to this Agreement or Employee's employment with the Company.
17.    USVI law shall apply to every aspect of this Agreement, including but not limited to the interpretation, application and enforcement of the terms of this Agreement.
18.     The parties agree that this Agreement sets forth all the promises and agreements between them and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, except as contained herein. Notwithstanding any term contained herein, Employee acknowledges and reaffirms her obligations in the Employee Intellectual Property Agreement and understands that those obligations remain effective following her separation from the Company.
19.     Both parties acknowledge that they have had the opportunity to freely consult, if they so desire, with attorneys of their own choosing prior to signing this document regarding the contents and consequences of this document. The parties understand that the payment and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any person or entity.
20.     Employee fully understands the terms and contents of this Agreement and voluntarily, knowingly, and without coercion enters into this Agreement.
21.     Both parties agree that there are no disagreements with regard to the Company's financial reporting or accounting practices.
22.     Both parties agree that the construction of the covenants contained herein shall be in favor of their reasonable nature, legality, and enforceability, and that any reading causing unenforceability shall yield to a construction permitting enforceability. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of this Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions be in time, territory or scope of prohibited activities.
22.     This Agreement is deemed to have been drafted jointly by the parties and, in the event of a dispute, shall not be construed in favor of or against any party by reason of such party's contribution to the drafting of the Agreement.

IN WITNESS WHEREOF, the parties hereby voluntarily and knowingly enter into this unconditional Separation Agreement and Full Release.

/s/ Rachel M. Ridley
Rachel M. Ridley

STATE OF Virgin Islands	)
)
COUNTY OF St. Croix	)

I hereby certify that on this 11th day of March, 2013, personally appeared Rachel M. Ridley, who is personally known to me, or who produced the following as identification passport, and who acknowledged before me that she executed the foregoing document as her free act and deed.

In Witness Whereof, I have hereunto set my hand and seal in the State and County aforesaid as of this 11th day of March, 2013.

/s/ Pearl V. Lake
Notary Public Signature
Pearl V. Lake
Printed or Typed Name of Notary

ATTEST	ALTISOURCE ASSET MANAGEMENT CORPORATION

/s/ Sophie A. Hubscher	/s/ Ashish Pandey
Ashish Pandey
Chief Executive Officer